Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-108084) and related Prospectus of InterContinental Hotels Group PLC for the registration of $1,000,000,000 of its debt securities and to the incorporation by reference therein of the reference to our firm in Item 3 – Key Information and our report dated December 4, 2002, except for Note 33 – Post Balance Sheet Events, as to which the date is February 17,2003, with respect to the financial statements and schedule of Six Continents PLC both included in its Annual Report (Form 20-F) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

London, England

October 30, 2003